U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

            Date of Report (Earliest event reported): May 12th 2003

                     FLEXIBLE SOLUTIONS INTERNATIONAL INC.

         NEVADA                                            91-1922863
(State or other jurisdiction                   (IRS employer identification No.)
of incorporation)

                2614 Queenswood Dr., Victoria, BC Canada V8N 1X5
           (Address of principal executive offices including zip code)

                                  250 477 9969
                 (Issuer's telephone number including area code)

ITEM 1. Changes in control of Registrant.
None

ITEM 2. Acquisition or Disposition of Assets.

VICTORIA, BRITISH COLUMBIA, MAY 5, 2003 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), the developer and manufacturer of Water$avr, the first commercially viable water evaporation retardant in the world, today announced that it has agreed to acquire 20% of Tatko Biotech Inc., a privately held Peoria, Ill., biotech company.

"This investment will bring together our expertise in self-spreading mono-layer water evaporation retardant delivery platforms with Tatko's biotechnologies that increase crop yield by enhancing the naturally present soil micro-organisms required by growing plants," stated Daniel B. O'Brien, Chief Executive Officer of Flexible Solutions. "We are pleased to have this opportunity to expand our product and knowledge base while maintaining our focus on conservation of valuable water resources."

Tatko holds patents to environmentally beneficial organisms and preferred methods of manufacture. These organisms have proven to increase crop yield by up to 40% in trials held at a major Illinois university from 1998 through 2002. Flexible Solutions manufactures and markets Water$avr, which is currently positioned as a patented self-spreading evaporation reduction tool that can reduce fresh water loss from open water storage and transport.

Dr. T.V. Red'kina Chief,Scientist of Tatko and Dr. R.N. O'Brien, the Chief Scientist and founder of Flexible Solutions, intend to collaborate on finding ways of using Water$avr as an effective and economic spreading platform for Tatko's crop enhancement products. Research will begin as soon as the agreement is formally closed, which is expected by May 31st 2003.

"Our research is targeting a product directed at the 450-million-acre, $4.9 billion flood irrigation marketplace that will have the twin attributes of reducing water use and increasing crop yield," stated Mr. O'Brien, the CEO. "The combined lineup of FSI and Tatko will result in a formidable team with the talent and expertise for undertaking this project."

ITEM 3. Bankruptcy or Receivership.
None

ITEM 4. Changes in Registrant's Certifying Accountant.
None

ITEM 5. Other Events.
None

ITEM 6. Resignations of Registrant's Directors.
None.

ITEM 7. Financial Statements and Exhibits.
None.

ITEM 8. Change in Fiscal Year.
None

ITEM 9. Sale of Equity Securities Pursuant to Regulation S.
None


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 12th 2002                    FLEXIBLE SOLUTIONS INTERNATIONAL INC.

/s/ DAN O'BRIEN
--------------------
Dan O'Brien
President